NEWS RELEASE

Enbridge Reports Strong 2020 Financial Results

CALGARY, February 12, 2021 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported strong full-year 2020 financial results and provided a quarterly business update.

Highlights
(all financial figures are unaudited and in Canadian dollars unless otherwise noted)

•Full year GAAP earnings of $3.0 billion or $1.48 per common share, compared with GAAP earnings of $5.3 billion or $2.64 per common share in 2019, all of which amounts include non-recurring and unrealized items
•Adjusted earnings of $4.9 billion or $2.42 per common share, compared with $5.3 billion or $2.65 per common share in 2019
•Adjusted earnings before interest, income tax and depreciation and amortization (EBITDA) of $13.3 billion, compared with $13.3 billion in 2019
•Cash Provided by Operating Activities of $9.8 billion, compared with $9.4 billion in 2019
•Distributable Cash Flow (DCF) of $9.4 billion, compared with $9.2 billion in 2019
•DCF per share of $4.67, exceeded mid-point of full-year guidance of $4.50 to $4.80; exited 2020 with strong financial position with Debt to EBITDA of 4.6x
•Reaffirmed 2021 DCF per share guidance range of $4.70 to $5.00 and EBITDA range of $13.9 billion to $14.3 billion.
•Increased the 2021 quarterly dividend by 3% to $0.835 per share reflecting the 26th consecutive annual increase
•Progressed $16 billion of secured growth capital supporting 5 to 7% DCF per share growth through 2023; $1.6 billion of growth projects placed into service in 2020 and early 2021
•Commenced construction on the final leg of the Line 3 Replacement Project in Minnesota following receipt of all permits and regulatory approvals; targeting Q4 2021 in-service
•Updated Line 3 Replacement capital cost to $9.3 billion from $8.2 billion (source currency), reflecting final costs for the Canadian segment and updated estimates for the U.S. segment
•Announced a 35% energy intensity reduction target by 2030, net-zero emissions by 2050, and diversity and inclusion goals, furthering nearly two decades of Environmental, Social and Governance (ESG) leadership
•Secured a 3-year $1.0 billion Sustainability Linked Credit Facility which incorporates Enbridge's ESG goals
•Installed first solar self-powered facility on Texas Eastern gas transmission pipeline; two additional facilities in gas transmission and liquids pipelines businesses under construction
•Announced purchase of 6.6 million barrels of storage assets located in Cushing, further advancing U.S. Gulf Coast (USGC) strategy

CEO COMMENT

Commenting on the Company's operations, strategic priorities and outlook, Al Monaco, President and CEO of Enbridge noted the following:

"Operationally, we performed well in the fourth quarter, completing a strong 2020 in the face of a very challenging energy and economic backdrop. Our four rock-solid franchises once again delivered solid results and provided essential service and reliable energy supply that is absolutely critical to the everyday lives of North Americans and the global economy.

"Despite positive indicators early in 2021, the pace of recovery is still unknown as COVID-19 cases remain high in many parts of the world. We will continue to be focused on our critical role in delivering reliable energy, as well as on the safety of our employees and our stakeholders.

"2020 utilization rates in the Gas Transmission, Gas Distribution and Renewable Power businesses remained high and delivered highly predictable financial results this year. On our Liquids Mainline, volumes were impacted by reduced refinery demand, but they've steadily recovered in-line with our expectations reaching 2.65 mmbpd in the fourth quarter. Heavy capacity has been apportioned since July on strong Midwest and USGC market demand and light volumes are returning to normal. Our team also optimized a portion of unutilized light capacity by moving medium crude blends for customers on our light pipelines.

"Full-year DCF per share of $4.67 exceeded the budget we struck prior to COVID and the mid-point of our guidance range – a great outcome that reflects the strong demand pull from the markets we serve, our low-risk commercial model and the early and decisive actions we took to mitigate the impacts of the pandemic. This was made possible by the exceptional efforts of our people across our entire organization in the face of unprecedented challenges from the pandemic and reduced energy demand. And, although we were eligible for government support, we didn't avail ourselves of these options.

"In addition to strong operational and financial performance in 2020, we've moved the ball forward on our strategic priorities.

"That starts with how we’ve taken steps to further our ESG leadership and we’re pleased to see that the rating firms continue to recognize our work in this area with a top ranking in Midstream. ESG has long been integrated into our business and strategies, and in 2020, we raised the bar again by committing to a 35% reduction in energy intensity by 2030, net-zero emissions by 2050 and setting new diversity and inclusion goals all tied to management compensation. And, in February, we launched the first Sustainability Linked credit facility in our sector, aligning our ESG performance with funding costs.

"In Liquids Pipelines, Line 3 construction is underway in Minnesota after a comprehensive and thorough regulatory process over the last 6 years, and we're proud of the broad community support for the project. We're focused on executing world class construction and environmental practices and we've implemented the most up-to-date health and safety protocols to protect communities and our crews. Construction is progressing to our targeted Q4 in-service date.

"We've updated our cost estimate for the full Line 3 project to reflect winter construction, further enhancements to our industry-leading environmental protections and construction techniques, regulatory and permitting delays, higher capitalized interest and COVID-19 protocols. The higher project costs will be managed well within our funding plans and strong financial position. Our updated economics for Line 3 remain attractive.

"In Gas Transmission, we completed our U.S. $0.7 billion 2020 modernization program, the U.S. $0.1 billion Sabal Trail Phase II, and the final phase of the U.S. $0.1 billion Atlantic Bridge project. We also came to an agreement with our customers for new rates on Texas Eastern, Algonquin and the BC Pipeline, and we're advancing rate proceedings on a few other systems.

"In Gas Distribution, we added 43 thousand customers and completed the 2020 $0.5 billion growth capital program, including the Owen Sound Reinforcement project and the Windsor Line Replacement project. We also continue to make progress on synergy capture related to the amalgamation of our utilities.

"In our Renewable Power business, construction of the Saint-Nazaire and Fécamp offshore wind projects are advancing well. Also, in this business, we completed our first self-powering facility on Texas Eastern with another under construction, as well as an additional solar facility on the Liquids Pipelines' Mainline in Alberta.

"Looking forward, execution on our $16 billion of secured growth capital and further optimization of business performance provide excellent visibility to 5-7% DCF per share growth through 2023. In 2021, we anticipate another year of robust EBITDA and cash flow growth, driven by $10 billion of growth capital to be placed into service and embedded growth within the business, including a further $100 million of cost savings. This investment program is also timely in supporting the reboot of economies in which we operate.

"While we expect the economic recovery will be gradual, North American energy fundamentals are steadily improving with recovering energy prices, increasing exports and long-term global demand growth drivers still intact. This outlook reinforces our strategic priorities and view of organic growth potential.

"Post completion of Line 3, we expect to generate $5-6 billion of annual investment capacity. We’ll remain disciplined and deploy capital towards the best uses, prioritizing balance sheet strength, investment in low capital intensity growth and regulated utility or utility-like projects. We will carefully utilize our remaining investable capacity on the most value enhancing opportunities including further organic growth, and potential for share buybacks.

"Our dividend remains central to our value proposition and we expect to ratably grow it up to the level of average annual DCF per share growth, while maintaining a payout of 60-70% of DCF. In 2021, we're very pleased to have increased the dividend again for our shareholders, for the 26th consecutive year.

“Finally, our long-lived, demand-pull assets and low risk pipeline-utility model have demonstrated resiliency and predictable cash flow generation in the most difficult economic conditions we've seen in decades, and we're positioned to continue to generate strong long-term cash flow growth."

FINANCIAL RESULTS SUMMARY
Financial results for three and twelve months ended December 31, 2020, are summarized in the table below:

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	1,775	746	2,983	5,322
GAAP Earnings per common share	0.88	0.37	1.48	2.64
Cash provided by operating activities	2,254	1,993	9,781	9,398
Adjusted EBITDA[1]	3,201	3,186	13,273	13,271
Adjusted Earnings[1]	1,132	1,228	4,894	5,341
Adjusted Earnings per common share[1]	0.56	0.61	2.42	2.65
Distributable Cash Flow[1]	2,209	2,051	9,440	9,224
Weighted average common shares outstanding	2,022	2,018	2,020	2,017
1 Non-GAAP financial measures. Schedules reconciling adjusted EBITDA, adjusted earnings, adjusted earnings per common share and distributable cash flow are available as Appendices to this news release.

GAAP earnings attributable to common shareholders for the fourth quarter of 2020 increased by $1.0 billion or $0.51 per share compared with the same period in 2019 and decreased by $2.3 billion or $1.16 per share for the full-year 2020 compared with 2019.

On a full-year basis, GAAP earnings attributable to common shareholders for 2020 were negatively impacted by $2.4 billion ($1.8 billion after-tax) impairments to the carrying value of certain equity investments, as well as $0.8 billion ($0.5 billion after-tax) lower non-cash, unrealized derivative fair value gains on the mark-to-market value of derivative financial instruments used to manage foreign exchange risks. In addition, the period-over-period and year-over-year comparability of GAAP earnings attributable to common shareholders was impacted by other certain unusual, infrequent factors or other non-operating factors, which are noted in the reconciliation schedule included in Appendix A of this news release.

Adjusted EBITDA in the fourth quarter of 2020 increased by $15 million compared with the same period in 2019. The business benefited from incremental earnings in Liquids Pipelines from the Canadian Line 3 Replacement Program, rate settlements on Texas Eastern and Algonquin, contributions from new assets that were placed into service in late 2019 and the first half of 2020, as well as customer growth and synergy capture in Gas Distribution and Storage. Strong business performance was partially offset by lower contributions from Energy Services due to a significant compression of certain key regional differentials, lower Mainline throughput related to COVID-19 and the absence of contributions from the federally regulated Canadian natural gas gathering and processing business sold on December 31, 2019.

Full-year Adjusted EBITDA for 2020 was $13.3 billion, compared with $13.3 billion in 2019, and impacted by the annualized impacts of the quarterly items discussed above. In addition, the Company received approximately $0.2 billion in cash receipts on certain contracted Liquids pipelines, which are not recognized in revenues until the related make-up rights are utilized or expire. This is primarily related to the effects of COVID-19 on system utilization during 2020, and is not anticipated to be recurring in nature.

Adjusted earnings in the fourth quarter of 2020 decreased by $96 million, or $0.05 per share and for the full-year 2020 decreased by $447 million, or $0.23 per share. The decrease was primarily driven by a reduction in capitalized interest and higher depreciation from new assets placed into service throughout 2019, primarily on the Canadian Line 3 Replacement Program.
DCF for the fourth quarter was $2.2 billion, an increase of $158 million over the fourth quarter of 2019 driven largely by the net impact of the operating factors noted above and higher cash distributions in excess of equity earnings due to new assets placed into service.

DCF for the year ended December 31, 2020 was $9.4 billion, an increase of $216 million over 2019, due to the same factors discussed above, as well as higher cash receipts not recognized in EBITDA or earnings for contracts with make-up rights on certain assets within Liquids Pipelines. This impact was partially offset due to higher interest expense as a result of additional debt incurred to fund capital expenditures along with a reduction in capitalized interest on the Canadian Line 3 Replacement Program placed into service in December 2019.

These factors are discussed in detail under Distributable Cash Flow. Detailed segmented financial information and analysis can be found below under Adjusted EBITDA by Segments.

FINANCIAL POSITION AND OUTLOOK

Enbridge has exited 2020 in a strong financial position with Debt to EBITDA of 4.6x and expects to remain within the Company's target range of 4.5 to 5.0x throughout 2021, inclusive of spending on its secured growth capital program.

Enbridge ended the fourth quarter with over $13 billion of available liquidity, which is more than sufficient to meet all of its funding requirements through the end of 2021 without further access to capital markets. In February of 2021, Enbridge entered into a three-year, syndicated Sustainability Linked Credit Facility for $1.0 billion. The facility includes terms that allow Enbridge to reduce borrowing costs if the Company achieves an interim threshold on its ESG goals. As a result of the sustainability linked credit facility and other financing activities completed in 2020, our resilient cash flows and our current liquidity position, we concurrently cancelled a one year, revolving, syndicated credit facility for $3.0 billion, ahead of its scheduled March 2021 maturity.

At the Company's December 2020 investor conference, Enbridge released its 3-Year Outlook, reaffirming its growth expectation of 5-7% annualized DCF per share through 2023. Enbridge also provided 2021 financial guidance which included EBITDA between $13.9 and $14.3 billion with a projected range of 2021 DCF of $4.70 to $5.00 per share.

Included within the Company's 2021 guidance is a Mainline volume forecast of 2.7 mmbpd or more in the first quarter of 2021, with continued improvement in volumes through the remainder of the year. This outlook also assumes the U.S. portion of Line 3 comes into service in the fourth quarter of 2021 and contributes approximately $200 million of EBITDA this year.

The Company increased the 2021 dividend by 3% to $0.835 per share quarterly, commencing with the dividend payable on March 1, 2021 to shareholders of record on February 12, 2021.

PROJECT EXECUTION UPDATE

The Company continues to advance its approximately $16 billion secured growth capital program. This diversified organic growth program is entirely consistent with our low-risk commercial model and will generate approximately $2 billion of additional EBITDA between 2020 and 2023. This includes $1.6 billion of growth projects which were placed into service in 2020 and early 2021, including:

•Gas Transmission's US$0.7 billion 2020 Modernization Program;
•the U.S. $0.1 billion Sabal Trail Phase II project;
•Gas Distribution's $0.5 billion 2020 Utility Growth, including the Owen Sound Reinforcement and the Windsor Line Replacement projects; and
•the Atlantic Bridge Project, which fully commenced service in January 2021 with the US$0.1 billion Weymouth Compressor station being brought online.

After considering the $1.1 billion (in source currency) update to the Line 3 Replacement Program and the $1.6 billion of capital already placed into service, the Company's secured growth capital program through 2023 remains at approximately $16 billion, of which $5 billion has already been spent.

The Company anticipates placing approximately $10 billion of its secured growth capital into service in 2021, including the U.S segment of Line 3 and the associated Southern Access Expansion, the T-South Expansion and Spruce Ridge, along with the 2021 Gas Transmission Modernization Program and the 2021 Gas Utility capital program.

Line 3 Replacement

The Line 3 Replacement Project is a critical integrity project that will enhance the continued safe and reliable operations of our Mainline System well into the future, reflecting Enbridge's long-standing commitment to protecting the environment.

The project will restore capacity on the line to its original design specifications of 760 kbpd and bring the total Mainline System capacity to approximately 3.2 mmbpd.

In the fourth quarter, Enbridge received all necessary permits in Minnesota, including the 401 Water Quality Certificate issued by the Minnesota Pollution Control Agency, all remaining federal permits from the U.S. Army Corps of Engineers, including the Section 404 permit, and the Authorization to Construct from the Minnesota Public Utilities Commission. These permits are in addition to environmental permits received from the Fond du Lac Band in 2019, including its 401 Water Quality Certificate.

Construction of the Minnesota portion of Line 3 is underway, while construction on the North Dakota, Wisconsin and the Canadian portions have already been completed. The U.S. portion of Line 3 is expected to be placed into service in the fourth quarter of 2021.

The Company has worked closely with local health officials to put in place a comprehensive health and safety program to protect communities and our crews from COVID-19.

Estimated capital costs for the Line 3 Replacement Project, including the Canadian segment already in service, have been updated from $8.2 billion to $9.3 billion (in source currency). The increase in costs reflects winter construction, further enhancements to industry-leading environmental protections and construction techniques, the extended regulatory and permitting timeframe, higher capitalized interest and COVID-19 protocols.

Notwithstanding higher estimated capital costs, the project's cash flows and the expected equity return remain attractive. Upon the Line 3 Replacement Project being placed fully into service a surcharge of US$0.895 per barrel will be applied, inclusive of the current interim US$0.20 surcharge for the Canadian portion of Line 3. In addition, incremental throughput related to the restored Line 3 capacity will receive an international joint toll charge for each barrel.

In 2021, Line 3 is expected to contribute approximately $200 million of EBITDA and supports significant free cash flow growth in 2022 and beyond.

The incremental funding requirements are accommodated within the Company's 2021 financing plan, and target leverage range of 4.5 to 5.0x Debt to EBITDA and will not significantly impact Enbridge's strong financial position.

OTHER BUSINESS UPDATES

Mainline Contracting

The Company continues to advance its application to contract the Canadian Mainline, which is currently being reviewed by the Canada Energy Regulator (CER). The contract offering reflects two years of negotiations with shippers and has the support of shippers transporting more than 75% of mainline volumes. This support reflects the competitiveness of the offering, which will support the best netbacks for shippers and secure long-term demand for Western Canadian crude oil.

During the fourth quarter, Enbridge continued to respond to multiple rounds of information requests from the CER and intervenors, continuing to demonstrate that the proposed contract tolls are just and reasonable and that Mainline Contracting is in the Canadian public interest. In February, Enbridge requested additional information from intervenors and the written process will conclude in April. Subsequent to April, an oral hearing is anticipated, but a hearing date has not yet been set. If Enbridge's application has not been approved by the expiry of the Competitive Toll Settlement (CTS) on June 30, 2021, the tolls in effect on that date are expected to continue on an interim basis.

Line 5 - Straits of Mackinac

Line 5 is a critical source of energy for residents, businesses and refineries throughout Michigan, neighboring U.S. states, Ontario and Quebec. It provides 55% of the state of Michigan's propane demand and serves regional refineries located in Michigan, Ohio, Pennsylvania, Ontario and Quebec. Residents, businesses and refineries throughout the region rely on the safe transportation of oil, propane and other products provided by Line 5.

Enbridge is committed to the safe and reliable operations of Line 5 as it crosses the Straits of Mackinac (the Straits). The crossing is continuously monitored by trained staff and state-of-the-art technologies and this is backed up with visual surveillance.

In the fourth quarter, Enbridge initiated legal filings to request the United States District Court dismiss the State of Michigan's attempt to terminate the 1953 easement across the Straits and thereby close the Line 5 dual pipelines located within the easement. The revocation of the easement by the State of Michigan is contrary to federal law and the Canada-US Transit Pipeline Treaty. In addition, oversight of pipeline safety resides with the Pipeline and Hazardous Materials Safety Administration (PHMSA) under the federal Pipeline Safety Act.

The dual lines that cross the Straits are safe and in full compliance with the federal pipeline safety standards that govern them and has been deemed fit for service by PHMSA in June and September of 2020. Enbridge has no intention of shutting down the pipelines based on the State's unspecified allegations and its violation of federal law.

Enbridge continues to advance construction related activities on its state-of-the-art tunnel designed to further protect the Great Lakes and make an already safe pipeline safer. On January 29, 2021 the Michigan Department of Environment, Great Lakes and Energy issued permits relating to wetlands and submerged lands, along with National Pollutant Discharge Elimination System permits. The Company continues to work with the U.S. Army Corps of Engineers and the Michigan Public Service Commission on additional permits and regulatory approvals.

Gas Transmission and Midstream Pressure Restrictions

In 2020, Enbridge undertook a comprehensive integrity program to ensure continued safe and reliable service. During the program, Enbridge reduced operating pressure across the Texas Eastern system to enable necessary integrity work to be completed. In the fourth quarter, the Company lifted the pressure restrictions and returned the system to service.

FOURTH QUARTER AND YEAR-END 2020 FINANCIAL RESULTS

The following table summarizes the Company's GAAP reported results for segment EBITDA, earnings attributable to common shareholders and cash provided by operating activities for the fourth quarter and full year of 2020.
GAAP SEGMENT EBITDA AND CASH FLOW FROM OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Liquids Pipelines	2,403	1,971	7,683	7,681
Gas Transmission and Midstream	857	638	1,087	3,371
Gas Distribution and Storage	463	443	1,748	1,747
Renewable Power Generation	147	(189)	523	111
Energy Services	(224)	(68)	(236)	250
Eliminations and Other	385	114	(113)	429
EBITDA	4,031	2,909	10,692	13,589

Earnings attributable to common shareholders	1,775	746	2,983	5,322

Cash provided by operating activities	2,254	1,993	9,781	9,398

For purposes of evaluating performance, the Company makes adjustments for unusual, infrequent or other non-operating factors to GAAP reported earnings, segment EBITDA and cash flow provided by operating activities, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

DISTRIBUTABLE CASH FLOW

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,787	1,720	7,182	7,041
Gas Transmission and Midstream	878	948	3,895	3,868
Gas Distribution and Storage	492	481	1,822	1,819
Renewable Power Generation	146	119	507	424
Energy Services	(82)	(22)	(119)	269
Eliminations and Other	(20)	(60)	(14)	(150)
Adjusted EBITDA[1,3]	3,201	3,186	13,273	13,271
Maintenance capital	(320)	(342)	(915)	(1,083)
Interest expense[1]	(705)	(704)	(2,846)	(2,716)
Current income tax[1]	(17)	(81)	(342)	(386)
Distributions to noncontrolling interests[1]	(68)	(54)	(300)	(204)
Cash distributions in excess of equity earnings[1]	170	107	649	534
Preference share dividends	(96)	(96)	(380)	(383)
Other receipts of cash not recognized in revenue[2]	42	30	292	169
Other non-cash adjustments	2	5	9	22
DCF[3]	2,209	2,051	9,440	9,224
Weighted average common shares outstanding	2,022	2,018	2,020	2,017
1Presented net of adjusting items.
2Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.
3Schedules reconciling adjusted EBITDA and DCF are available as Appendices to this news release.

Fourth quarter 2020 DCF increased $158 million compared with the same period of 2019 primarily due to operational factors discussed below in Adjusted EBITDA by Segments as well as:

•marginally lower maintenance capital due to cost savings and program efficiencies; and
•higher cash distributions in excess of equity earnings due new assets placed into service, including Gray Oak crude oil pipeline and Hohe See Offshore Wind Project; partially offset by a 50% distribution cut at DCP Midstream, LP (DCP Midstream).

Full year 2020 DCF increased $216 million compared with 2019 due to the same factors discussed above as well as:

•higher receipts of cash not recognized in revenue due primarily to cash received on certain take-or-pay contracted assets that contain make-up right provisions for contracted volumes not shipped which are not included in Adjusted EBITDA due to revenue recognition guidance, but are included in DCF;
•partially offset by higher interest expense due to a combination of additional debt incurred to fund capital expenditures as well as a reduction in capitalized interest associated with the Canadian portion of Line 3 placed into service in December 2019, which has been partially offset by lower rates on short-term and newly issued long-term notes.

ADJUSTED EARNINGS

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[1]	3,201	3,186	13,273	13,271
Depreciation and amortization	(946)	(865)	(3,712)	(3,391)
Interest expense[2]	(694)	(687)	(2,793)	(2,649)
Income taxes[2]	(304)	(237)	(1,437)	(1,381)
Noncontrolling interests[2]	(29)	(73)	(57)	(126)
Preference share dividends	(96)	(96)	(380)	(383)
Adjusted earnings[1]	1,132	1,228	4,894	5,341
Adjusted earnings per common share	0.56	0.61	2.42	2.65
1Schedules reconciling adjusted EBITDA and adjusted earnings are available as Appendices to this news release.
2Presented net of adjusting items.

Adjusted earnings decreased $96 million and adjusted earnings per share decreased $0.05 compared with the fourth quarter in 2019. The decrease in adjusted earnings was driven by the same factors impacting business performance and adjusted EBITDA as discussed under Distributable Cash Flow above, as well as the following factors:

•higher depreciation and amortization expense as a result of new assets placed into service throughout 2019, primarily on the Canadian portion of Line 3 which entered service in December 2019; and
•higher interest expense due to debt issued to fund new growth capital as well as a reduction in capitalized interest associated with the Canadian portion of Line 3 which has been partially offset by lower rates on short-term debt and newly issued long-term notes.

Full year adjusted earnings decreased $447 million and adjusted earnings per share decreased $0.23 compared with 2019 due to the same factors discussed above.

ADJUSTED EBITDA BY SEGMENTS

Adjusted EBITDA by segment is reported on a Canadian dollar basis. Adjusted EBITDA generated from U.S. dollar denominated businesses was translated at a higher average Canadian dollar exchange rate in the fourth quarter of 2020 (C$1.30/US$) when compared with the corresponding 2019 period (C$1.32/US$).

On a full year basis, adjusted EBITDA generated from U.S dollar denominated businesses was translated at a weaker Canadian exchange rate of C$1.34/US$ in 2020 compared with C$1.33/US$ in 2019.

A portion of the U.S. dollar earnings is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

LIQUIDS PIPELINES

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Mainline System	1,032	960	4,102	3,900
Regional Oil Sands System	234	208	839	856
Gulf Coast and Mid-Continent System	206	214	920	922
Other[1]	315	338	1,321	1,363
Adjusted EBITDA[2]	1,787	1,720	7,182	7,041

Operating Data (average deliveries – thousands of bpd)
Mainline System - ex-Gretna volume[3]	2,651	2,728	2,622	2,705
Regional Oil Sands System[4]	1,919	1,864	1,641	1,817
International Joint Tariff (IJT)[5]	$4.27	$4.21	$4.24	$4.18
1 Other consists of Southern Lights Pipeline, Express-Platte System, Bakken System, Gray Oak and Feeder Pipelines & Other.
2 Schedules reconciling adjusted EBITDA are provided in the Appendices to this news release.
3 Mainline System throughput volume represents mainline system deliveries ex-Gretna, Manitoba which is made up of United States and eastern Canada deliveries originating from Western Canada.
4 Volumes are for the Athabasca mainline, Athabasca Twin, Waupisoo Pipeline and Woodland Pipeline and exclude laterals on the Regional Oil Sands System.
5 The IJT benchmark toll and its components are set in U.S. dollars and the majority of the Company’s foreign exchange risk on the Canadian portion of the Mainline is hedged. The Canadian portion of the Mainline represents approximately 55% of total Mainline System revenue and the average effective FX rate for the Canadian portion of the Mainline during the fourth quarter of 2020 was C$1.21/US$ (Q4 2019: C$1.19/US$) and for the full year 2020 C$1.19/US$ (2019: C$1.19/US$).
    The U.S. portion of the Mainline System is subject to FX translation similar to the Company’s other U.S. based businesses, which are translated at the average spot rate for a given period. A portion of this U.S. dollar translation exposure is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

Liquids Pipelines adjusted EBITDA increased $67 million compared with the fourth quarter of 2019 primarily due to:

•contributions from the Canadian Line 3 Replacement Program that was placed into service on December 1, 2019, with an interim surcharge on Mainline System volumes of US$0.20 per barrel, a higher IJT Benchmark Toll, partially offset by lower Mainline System throughput, with ex-Gretna throughput on average 77 kbpd lower driven by the impact of COVID-19 on supply and demand for oil and related products;
•lower contributions from the Gulf Coast and Mid-Continent System due to lower light volume throughput on the Seaway Crude Pipeline driven by the impact of COVID-19 on the Gulf Coast demand mostly offset by higher Flanagan South Pipeline throughput and contribution; and
•lower throughput on the Bakken Pipeline System, included in Other, driven by the impact of lower prices and COVID-19 on supply and demand for oil and products.

Full year 2020 Liquids Pipeline adjusted EBITDA increased $141 million compared with 2019 and were primarily impacted by the same factors discussed above. On a full year basis, Regional Oil Sands contributions are slightly lower due to a decrease in delivered volumes. The majority of these assets are underpinned by take-or-pay arrangements. In addition, for the full year 2020, Mainline System throughput ex-Gretna was on average 83 kbpd lower, but was more than offset by decreased costs, including power.

GAS TRANSMISSION AND MIDSTREAM

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
US Gas Transmission[1]	673	705	3,090	2,838
Canadian Gas Transmission[1]	140	164	494	652
US Midstream	40	48	156	194
Other	25	31	155	184
Adjusted EBITDA[2]	878	948	3,895	3,868
1 US Gas Transmission includes the Canadian portion of the Maritimes & Northeast Pipeline which was previously included in Canadian Gas Transmission. The comparable 2019 adjusted EBITDA has been restated to reflect this change.
2 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

•
Gas Transmission and Midstream adjusted EBITDA decreased $70 million compared with the fourth quarter of 2019 primarily due to:

•lower contributions from US Gas Transmission due to lower revenues on Texas Eastern due to pressure restrictions, partially offset by higher revenues due to the rate settlement on Texas Eastern and Algonquin; and
•the absence of earnings in Canadian Gas Transmission in 2020 from the federally-regulated portion of the Canadian natural gas gathering and processing assets that were sold on December 31, 2019.

Full year 2020 Gas Transmission and Midstream adjusted EBITDA increased $27 million compared with 2019 due to the factors discussed above as well as:

•higher contributions in US Gas Transmission from the second phase of the Atlantic Bridge project which was put into service fourth quarter of 2019 and the Stratton Ridge project which was put into service in the second quarter of 2019; partially offset by
•lower contributions due to the impact of a narrowed AECO-Chicago basis at our Alliance Pipeline joint venture and lower commodity prices impacting our Aux Sable joint venture.

GAS DISTRIBUTION AND STORAGE

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Enbridge Gas Inc. (EGI)	455	444	1,741	1,714
Other	37	37	81	105
Adjusted EBITDA[1]	492	481	1,822	1,819

Operating Data
EGI
Volumes (billions of cubic feet)	507	532	1,793	1,860
Number of active customers (millions)[2]			3.8	3.8
Heating degree days[3]
Actual	1,234	1,383	3,657	4,082
Forecast based on normal weather[4]	1,310	1,314	3,843	3,849
1    Schedules reconciling adjusted EBITDA are available as Appendices to this news release.
2     Number of active customers is the number of natural gas consuming customers at the end of the reported period.
3     Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.
4    Normal weather is the weather forecast by EGI in its legacy rate zones, using the forecasting methodologies approved by the Ontario Energy Board.

Gas Distribution and Storage adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric demand during the heating season. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes.

Gas Distribution and Storage adjusted EBITDA increased $11 million compared with the fourth quarter of 2019 primarily due to:

•higher distribution charges resulting from increases in rates and customer base growth; and
•synergy capture realized from the amalgamation of Enbridge Gas Distribution Inc. and Union Gas Limited;
•partially offset by the impact of warmer weather experienced in our franchise service areas in the fourth quarter of 2020 when compared with the fourth quarter of 2019.

When compared with the normal weather forecast embedded in rates, the warmer weather in the fourth quarter of 2020 negatively impacted EBITDA by approximately $15 million while the fourth quarter of 2019 was positively impacted by approximately $16 million due to colder than normal weather.

Full year 2020 Gas Distribution and Storage adjusted EBITDA increased $3 million compared with 2019 due to the factors discussed above as well as the absence of earnings in 2020 from Enbridge Gas New Brunswick and St. Lawrence Gas Company, Inc. which were sold on October 1, 2019, and November 1, 2019, respectively.

On a full year basis, when compared with the normal weather forecast embedded in rates, warmer weather negatively impacted EBITDA by approximately $33 million compared with a positive impact of $67 million on EBITDA in 2019 due to colder than normal weather in our franchise service areas last year.
RENEWABLE POWER GENERATION

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA[1]	146	119	507	424
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Renewable Power Generation adjusted EBITDA increased $27 million compared with the fourth quarter of 2019 primarily due to:

•contributions from the Albatros expansion of the Hohe See Offshore Wind Project, which was placed into service in January 2020; and
•stronger wind resources at both Canadian and United States wind facilities.

Full year 2020 Renewable Power Generation adjusted EBITDA increased $83 million compared with 2019 due to the factors discussed above as well as:

•contributions from the Hohe See Offshore Wind Project, which reached full operating capacity in October 2019; and
•reimbursements received at certain Canadian wind facilities resulting from a change in operator.

ENERGY SERVICES

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA[1]	(82)	(22)	(119)	269
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Energy Services adjusted EBITDA decreased $60 million compared with the fourth quarter of 2019 and $388 million compared with full year 2019 as a result of significant compression of location and quality differentials in certain markets which led to fewer opportunities to achieve profitable margins on capacity obligations. The first quarter of 2019 was exceptionally strong, benefiting from favorable location and quality differentials, which increased opportunities to realize profitable margins.

ELIMINATIONS AND OTHER

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Operating and administrative recoveries/(expenses)	(8)	(10)	158	66
Realized foreign exchange hedge settlements	(12)	(50)	(172)	(216)
Adjusted EBITDA[1]	(20)	(60)	(14)	(150)
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. Also, as previously noted, U.S. dollar denominated earnings within the segment results are translated at average foreign exchange rates during the quarter. The offsetting impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this segment.

Eliminations and Other adjusted EBITDA increased $40 million compared with the fourth quarter of 2019 due to:

•lower operating and administrative costs as a result of cost containment actions; and
•lower realized foreign exchange settlement losses primarily due to a narrower spread between the average exchange rate of $1.30 for the fourth quarter of 2020 (Q4 2019:$1.32) and the fourth quarter 2020 hedge rate of $1.29 (Q4 2019:$1.24).

Full year 2020 Eliminations and Other adjusted EBITDA increased $136 million compared with 2019 due to the same factors discussed above. On a full year basis, the average exchange rate for 2020 was $1.34 (2019:$1.33) compared with the full-year 2020 hedge rate of $1.29 (2019: $1.24).

CONFERENCE CALL

Enbridge will host a conference call and webcast on February 12, 2021 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide an enterprise wide business update and review 2020 fourth quarter and full-year financial results. Analysts, members of the media and other interested parties can access the call toll free at (877) 930-8043 or within and outside North America at (253) 336-7522 using the access code of 8891852#. The call will be audio webcast live at https://edge.media-server.com/mmc/p/9sroqj75. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay and podcast will be available approximately two hours after the conclusion of the event and a transcript will be posted to the website within 24 hours. The replay will be available for seven days after the call toll-free (855) 859-2056 or within and outside North America at (404) 537-3406 (access code 8891852#).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On December 7, 2020, the Company's Board of Directors declared the following quarterly dividends. All dividends are payable on March 1, 2021, to shareholders of record on February 12, 2021.

Dividend per share
Common Shares[1]	$0.83500
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.21340
Preference Shares, Series C2	$0.15349
Preference Shares, Series D	$0.27875
Preference Shares, Series F	$0.29306
Preference Shares, Series H	$0.27350
Preference Shares, Series J	US$0.30540
Preference Shares, Series L	US$0.30993
Preference Shares, Series N	$0.31788
Preference Shares, Series P	$0.27369
Preference Shares, Series R	$0.25456
Preference Shares, Series 1	US$0.37182
Preference Shares, Series 3	$0.23356
Preference Shares, Series 5	US$0.33596
Preference Shares, Series 7	$0.27806
Preference Shares, Series 9	$0.25606
Preference Shares, Series 11[3]	$0.24613
Preference Shares, Series 13[4]	$0.19019
Preference Shares, Series 15[5]	$0.18644
Preference Shares, Series 17	$0.32188
Preference Shares, Series 19	$0.30625

1     The quarterly dividend per common share was increased 3% to $0.835 from $0.81, effective March 1, 2021.
2     The quarterly dividend per share paid on Series C was increased to $0.25458 from $0.25305 on March 1, 2020, was decreased to $0.16779 from $0.25458 on June 1, 2020, was decreased to $0.15975 from $0.16779 on September 1, 2020 and was decreased to $0.15349 from $0.15975 on December 1, 2020, due to reset on a quarterly basis following the date of issuance of the Series C Preference Shares.
3     The quarterly dividend per share paid on Series 11 was decreased to $0.24613 from $0.275 on March 1, 2020, due to the reset of the annual dividend on March 1, 2020, and every five years thereafter.
4     The quarterly dividend per share paid on Series 13 was decreased to $0.19019 from $0.275 on June 1, 2020, due to the reset of the annual dividend on June 1, 2020, and every five years thereafter.
5     The quarterly dividend per share paid on Series 15 was decreased to $0.18644 from $0.275 on September 1, 2020, due to the reset of the annual dividend on September 1, 2020, and every five years thereafter.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s corporate vision and strategy; 2021 financial guidance; the COVID-19 pandemic and the duration and impact thereof; energy intensity and emissions reduction targets; diversity and inclusion goals; the expected supply of, demand for and prices of crude oil, natural gas, natural gas liquids, liquified natural gas and renewable energy; anticipated utilization of our existing assets, including throughput on the Mainline; expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected DCF and DCF per share; expected future cash flows; expected dividend growth and payout ratio; anticipated cost savings; expected performance of the Company’s businesses; expected debt-to-EBITDA ratio; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected costs related to announced projects and projects under construction and for maintenance; expected in-service dates for announced projects and projects under construction; expected capital expenditures, investment capacity and capital allocation priorities; expected future growth and expansion opportunities; expected benefits of transactions, including the realization of efficiencies and synergies; expected future actions of regulators and courts; toll and rate case discussions and filings, including Mainline Contracting and the anticipated benefits thereof; Line 3 Replacement Program, including anticipated in-service date, capital costs, EBITDA contribution and economics; and Line 5 dual pipelines and their continued safe operations, and related litigation and other matters.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the COVID-19 pandemic and the duration and impact thereof; the expected supply of and demand for crude oil, natural gas, natural gas liquids (NGL) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; anticipated utilization of our existing assets; exchange rates; inflation; interest rates; availability and price of labour and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Company’s projects; anticipated in-service dates; weather; anticipated reductions in operating costs; the timing and closing of acquisitions and dispositions; the realization of anticipated benefits and synergies of transactions; governmental legislation; litigation; impact of the Company's dividend policy on its future cash flows; credit ratings; capital project funding; hedging program; expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected earnings/ (loss) or adjusted earnings/(loss) per share; expected future cash flows and expected future DCF and DCF per share; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company’s services. Similarly, exchange rates, inflation, interest rates and the COVID-19 pandemic impact the economies and business environments in which the Company operates and may impact levels of demand for the Company’s services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to expected EBITDA, expected adjusted EBITDA, expected earnings/(loss), expected adjusted earnings/(loss), expected DCF and associated per share amounts, and estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes; and the COVID-19 pandemic and the duration and impact thereof.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of projects and transactions, successful execution of our strategic priorities, operating performance, the Company's dividend policy, regulatory parameters, changes in regulations applicable to the Company's business, litigation, acquisitions and dispositions and other transactions, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, political decisions, exchange rates, interest rates, commodity prices, supply of and demand for commodities and the COVID-19 pandemic, including but not limited to those risks and uncertainties discussed in this and in the Company’s other filings with Canadian and United States securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,750 MW of net renewable power in North America and Europe. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Jonathan Morgan
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders as they provide increased transparency and insight into the performance of the Company.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses adjusted EBITDA to set targets and to assess the performance of the Company and its Business Units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly certain contingent liabilities, and non-cash unrealized derivative fair value losses and gains which are subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

Our non-GAAP measures described above are not measures that have standardized meaning prescribed by generally accepted accounting principles in the United States of America (U.S. GAAP) and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Liquids Pipelines	2,403	1,971	7,683	7,681
Gas Transmission and Midstream	857	638	1,087	3,371
Gas Distribution and Storage	463	443	1,748	1,747
Renewable Power Generation	147	(189)	523	111
Energy Services	(224)	(68)	(236)	250
Eliminations and Other	385	114	(113)	429
EBITDA	4,031	2,909	10,692	13,589
Depreciation and amortization	(946)	(865)	(3,712)	(3,391)
Interest expense	(685)	(697)	(2,790)	(2,663)
Income tax expense	(501)	(433)	(774)	(1,708)
Earnings attributable to noncontrolling interests	(28)	(72)	(53)	(122)
Preference share dividends	(96)	(96)	(380)	(383)
Earnings attributable to common shareholders	1,775	746	2,983	5,322

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,787	1,720	7,182	7,041
Gas Transmission and Midstream	878	948	3,895	3,868
Gas Distribution and Storage	492	481	1,822	1,819
Renewable Power Generation	146	119	507	424
Energy Services	(82)	(22)	(119)	269
Eliminations and Other	(20)	(60)	(14)	(150)
Adjusted EBITDA	3,201	3,186	13,273	13,271
Depreciation and amortization	(946)	(865)	(3,712)	(3,391)
Interest expense	(694)	(687)	(2,793)	(2,649)
Income tax expense	(304)	(237)	(1,437)	(1,381)
Earnings attributable to noncontrolling interests	(29)	(73)	(57)	(126)
Preference share dividends	(96)	(96)	(380)	(383)
Adjusted earnings	1,132	1,228	4,894	5,341
Adjusted earnings per common share	0.56	0.61	2.42	2.65

EBITDA TO ADJUSTED EARNINGS

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts)
EBITDA	4,031	2,909	10,692	13,589
Adjusting items:
Change in unrealized derivative fair value gain - Foreign exchange	(1,057)	(783)	(856)	(1,637)
Change in unrealized derivative fair value loss - Commodity prices	146	54	122	110
Hedging program pre-settlement payment	—	310	—	310
Asset write-down loss	—	297	—	402
Loss on sale of assets	—	268	—	268
Equity investment impairment	—	—	2,351	—
Equity investment asset and goodwill impairment	—	24	324	86
Texas Eastern re-establishment of EDIT regulated liability	—	—	159	—
Employee severance, transition and transformation costs	34	47	339	135
Other	47	60	142	8
Total adjusting items	(830)	277	2,581	(318)
Adjusted EBITDA	3,201	3,186	13,273	13,271
Depreciation and amortization	(946)	(865)	(3,712)	(3,391)
Interest expense	(685)	(697)	(2,790)	(2,663)
Income tax expense	(501)	(433)	(774)	(1,708)
Earnings attributable to noncontrolling interests	(28)	(72)	(53)	(122)
Preference share dividends	(96)	(96)	(380)	(383)
Adjusting items in respect of:
Interest expense	(9)	10	(3)	14
Income tax expense	197	196	(663)	327
Earnings attributable to noncontrolling interests	(1)	(1)	(4)	(4)
Adjusted earnings	1,132	1,228	4,894	5,341
Adjusted earnings per common share	0.56	0.61	2.42	2.65

APPENDIX B NON-GAAP RECONCILIATION – ADJUSTED EBITDA TO SEGMENTED EBITDA

LIQUIDS PIPELINES

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	1,787	1,720	7,182	7,041
Change in unrealized derivative fair value gain	635	586	545	976
Hedging program pre-settlement payment	—	(310)	—	(310)
Other	(19)	(25)	(44)	(26)
Total adjustments	616	251	501	640
EBITDA	2,403	1,971	7,683	7,681

GAS TRANSMISSION AND MIDSTREAM

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	878	948	3,895	3,868
Asset write-down loss	—	—	—	(105)
Equity investment impairment	—	—	(2,351)	—
Equity investment asset and goodwill impairment	—	(24)	(324)	(86)
Texas Eastern re-establishment of EDIT regulated liability	—	—	(159)	—
Loss on sale of assets	—	(268)	—	(268)
Other	(21)	(18)	26	(38)
Total adjustments	(21)	(310)	(2,808)	(497)
EBITDA	857	638	1,087	3,371

GAS DISTRIBUTION AND STORAGE

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	492	481	1,822	1,819
Change in unrealized derivative fair value loss	(12)	(21)	(10)	(12)
Employee severance, transition and transformation costs	(17)	(8)	(60)	(51)
Other	—	(9)	(4)	(9)
Total adjustments	(29)	(38)	(74)	(72)
EBITDA	463	443	1,748	1,747

RENEWABLE POWER GENERATION

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	146	119	507	424
Change in unrealized derivative fair value gain	1	—	3	2
Asset write-down loss	—	(297)	—	(297)
Other	—	(11)	13	(18)
Total adjustments	1	(308)	16	(313)
EBITDA	147	(189)	523	111

ENERGY SERVICES

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	(82)	(22)	(119)	269
Change in unrealized derivative fair value loss	(146)	(54)	(122)	(110)
Net inventory adjustment	4	8	5	91
Total adjustments	(142)	(46)	(117)	(19)
EBITDA	(224)	(68)	(236)	250

ELIMINATIONS AND OTHER

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	(20)	(60)	(14)	(150)
Change in unrealized derivative fair value gain	433	218	318	671
Change in corporate guarantee obligation	—	—	(74)	—
Investment write-down loss	—	—	(43)	—
Employee severance, transition and transformation costs	(17)	(39)	(279)	(84)
Other	(11)	(5)	(21)	(8)
Total adjustments	405	174	(99)	579
EBITDA	385	114	(113)	429

APPENDIX C NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Cash provided by operating activities	2,254	1,993	9,781	9,398
Adjusted for changes in operating assets and liabilities[1]	120	(192)	(93)	259
	2,374	1,801	9,688	9,657
Distributions to noncontrolling interests[4]	(68)	(54)	(300)	(204)
Preference share dividends	(96)	(96)	(380)	(383)
Maintenance capital expenditures[2]	(320)	(342)	(915)	(1,083)
Significant adjusting items:
Other receipts of cash not recognized in revenue[3]	42	30	292	169
Employee severance, transition and transformation costs	31	52	335	143
Distributions from equity investments in excess of cumulative earnings[4]	263	154	675	361
Other items	(17)	506	45	564
DCF	2,209	2,051	9,440	9,224
1     Changes in operating assets and liabilities, net of recoveries.
2    Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.
3 Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.
4    Presented net of adjusting items.